                               EXHIBIT 10.45
                        THE COLONEL'S/DOW CHEMICAL
                             SUPPLY AGREEMENT


QUANTITY OBLIGATIONS

The agreement shall be from January 1, 1996, through December 31, 1997. For the term of this agreement, The Colonel agrees to purchase and Dow agrees to supply 100% of its consumption of RIM, TPU and TPO from Dow provided these products are equivalent and available.

     PRODUCT                                   ESTIMATED ANNUAL VOLUME
     SPECTRIM* 50A reaction moldable product       2,100,000 pounds
     SPECTRIM 50BS                                 2,100,000 pounds
     PREVAIL* XU72547.00 thermoplastic resin         480,000 pounds
     TPO                                             750,000 pounds
                                   Total           5,430,000 pounds

The Colonel's commits to provide annual forecasts to Dow 30 days prior to beginning of each calendar year. Any increase in product demand, which exceeds 110% of the agreed upon annual forecast, will require a written request by the Colonel's to Dow. Dow will respond, in writing, concerning their ability to meet the increased volume requirement(s).

In the event that a competitor's material provides significant performance improvement over the Dow product being supplied to The Colonel's for a particular application, Dow will be given an opportunity to trial alternative Dow materials at The Colonel's facility. If, after trialing the available Dow product(s) for the particular application, Dow is unable to match the performance of the competitor's material at a competitive price, The Colonel's shall be excused from its remaining contractual obligations for the product for that particular application. However, if at any time during the remaining term of this contract, Dow develops a new product which provides performance characteristics comparable to the competitor's material, The Colonel's agrees to use its best faith efforts to qualify the new Dow product for the particular application.


PRICING

Prices are firm from January 1, 1996, through June 30, 1996. Firm is defined as: no increases or decreases to be requested by The Colonel's or Dow. Price increases/decreases for the remainder of the agreement will be negotiated/implemented by The Colonel's and Dow in six month intervals with at least 30 days written notice prior to the next six month period. The schedule for price adjustments is as follows: July 1, 1996, through December 31, 1996; January 1, 1997, through June 30, 1997; July 1, 1997, through December 31, 1997. Pricing negotiated and agreed upon for each six month period is firm. Should Dow and The Colonel's not be able to negotiate an agreement acceptable to both parties, this contract can be terminated with 30 days written notice by either party.

*Trademark of The Dow Chemical Company

From January 1, 1996, through June 30, 1996, pricing from RIM, TPU and TPO products shall be as follows:

          PRODUCT                  T/L PRICE
          SPECTRIM 50A             $1.36 per pound
          SPECTRIM 50BS            $1.36 per pound
          PREVAIL XU72547.00       $1.65 per pound
          TPO**                    $0.97-$1.00 per pound
          **Excludes reacter grade materials


PROMOTIONAL ALLOWANCE

Dow will issue three annual material credit(s) totaling the price of three truck loads of SPECTRIM product (estimated at $183,600). A material credit for one truck loan of SPECTRIM product will be issued during the months of January, May and September. This credit is to be used in support of The Colonel's annual golf tournament, other promotional events and continued growth.


THE COLONEL'S, INC.                     THE DOW CHEMICAL COMPANY


By ________________________________     By __________________________________

Name_______________________________     Name_________________________________

Title______________________________     Title________________________________













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